Filed Pursuant to Rule 433
Dated March 16, 2010
Registration Statement No. 333-162451
Relating to
Preliminary Prospectus Supplement Dated March 16, 2010 to
Prospectus dated October 13, 2009
Developers Diversified Realty Corporation
7.50% Notes due 2017
Term sheet dated March 16, 2010

Issuer:	Developers Diversified Realty Corporation

Security:	7.50% notes due April 1, 2017

Size:	$300,000,000

Maturity Date:	April 1, 2017

Interest Payment Dates:	April 1 and October 1, beginning October 1, 2010

Benchmark Treasury:	3.00% February 2017

Benchmark Treasury Yield and Price:	3.126%; 99-7

Yield to Maturity:	7.50%

Spread to Benchmark Treasury:	T+437.4 bps

Coupon (Interest Rate):	7.50% per year

Price to Public:	99.995% of principal amount, plus accrued interest, if any, from the Settlement Date

Trade Date:	March 16, 2010

Settlement Date:	T+3; March 19, 2010

Aggregate Price to Public:	$299,985,000

Redemption Provision:	Make whole call at any time based on U.S. Treasury plus 50 basis points (0.50%)

CUSIP/ISIN:	251591AU7/US251591AU73

Expected Ratings (Moody’s/S&P):	Baa3 (negative)/ BB (negative)

Joint Book-Running Managers:	Banc of America Securities LLC
Deutsche Bank Securities Inc.
UBS Securities LLC

Senior Co-Managers:	Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. Incorporated
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Daiwa Securities America Inc.
ING Financial Markets LLC
Morgan Keegan & Company, Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.
The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.